Exhibit 99.1

GENTEX REPORTS THIRD QUARTER 2025 FINANCIAL RESULTS
    ZEELAND, MI -- (GLOBE NEWSWIRE - October 24, 2025) - Gentex Corporation (NASDAQ: GNTX), a leading supplier of digital vision, connected car, dimmable glass, fire protection technologies, medical devices, and consumer electronics, today reported financial results for the three and nine months ended September 30, 2025.
Third Quarter 2025 Highlights
•Gentex and VOXX International Corporation ("VOXX") Consolidated net sales totaled $655.2 million, an 8% increase compared to the third quarter of 2024, which did not include VOXX
•Core Gentex net sales (excluding VOXX) totaled $570.3 million in the third quarter of 2025
•Consolidated gross margin of 34.4%, an increase of 90 basis points from the third quarter of 2024, which did not include VOXX
•Core Gentex gross margin (excluding VOXX) of 34.9%, an increase of 140 basis points compared to 33.5% in the third quarter of 2024
•Consolidated income from operations of $122.3 million
•Consolidated net income attributable to Gentex of $101.0 million
•Consolidated earnings per diluted share attributable to Gentex of $0.46
•1.0 million shares repurchased during the quarter totaling $28.3 million

Financial Summary
For the third quarter of 2025, the Company reported consolidated net sales of Gentex and VOXX of $655.2 million, an 8% increase compared to net sales of $608.5 million in the third quarter of 2024, which did not include VOXX. VOXX contributed $84.9 million of revenue for the third quarter of 2025. Core Gentex revenue (excluding VOXX) was $570.3 million in the third quarter of 2025, which was a 6% decline versus the third quarter of 2024, in comparison to light vehicle production in the Company's primary markets that increased by approximately 2% versus the third quarter of 2024. “Looking at our regional performance for the third quarter, North American OEM revenue increased approximately 5% quarter-over-quarter, supported by robust production schedules and increased content per vehicle. In Europe, revenue declined approximately 14% quarter-over-quarter. The decrease was driven by customer-specific production challenges and a weaker regional vehicle mix. In Europe, light vehicle production volumes moved to lower trim-level vehicles that do not typically include higher-end Gentex features. In China, revenue totaled approximately $34 million, down 35% compared to the third quarter of 2024. The decline reflects the ongoing impact of tariffs and counter-tariff actions. Despite the regional headwinds, Gentex delivered solid results through disciplined execution and incremental contributions from the VOXX acquisition,” said Steve Downing, President and CEO of Gentex Corporation.
For the third quarter of 2025, the Company's consolidated gross margin was 34.4%, compared to a gross margin of 33.5% for the third quarter of 2024, which did not include VOXX. The core Gentex gross margin (excluding VOXX) was 34.9%, representing a 140 basis-point increase compared to the third quarter of 2024. “On a quarter-over-quarter basis, the Gentex core gross margin improved by 140 basis points, driven by favorable North American customer and product mix, purchasing cost reductions, and continuing operational efficiencies,” said Downing. “The ongoing improvement in gross margin reflects the Company’s disciplined focus on cost control and productivity improvements. The gross margin improvement was, however, partially offset by incremental tariff-related costs, which negatively impacted margins by approximately 90 basis points compared to the third quarter of 2024. Despite the incremental impact of tariffs on our business, the Company improved the overall gross margin to levels not seen in several years," said Downing.
Consolidated operating expenses during the third quarter of 2025 were $102.8 million, compared to operating expenses of $78.3 million in the third quarter of 2024, which did not include VOXX. The increase was primarily due to the VOXX acquisition, which accounted for $23.7 million of the increase.
Core Gentex operating expenses (excluding VOXX) were $79.2 million in the third quarter of 2025, compared to $78.3 million during the third quarter of 2024. The increase in core Gentex operating expenses included $1.1 million in acquisition-related costs and Gentex-specific severance expenses. “Since the first quarter of this year, the Company has been focusing on improvements in our operating cost structure. During this time, we have successfully executed early retirement incentives that were designed to lower operating expenses, while not impacting our ability to continue to invest in technologies and products that will propel Gentex forward over the next several years,” said Gentex COO and CTO, Neil Boehm.
    Consolidated income from operations for the third quarter of 2025 was $122.3 million, compared to income from operations of $125.7 million for the third quarter of 2024, which did not include VOXX. Core Gentex income from operations (excluding VOXX) was $119.7 million in the third quarter of 2025, representing a 5% decrease versus the third quarter of 2024.
Total other loss was $1.8 million during the third quarter of 2025, compared to income of $19.7 million in the third quarter of 2024. The reduction was primarily due to a $14.9 million gain included in the third quarter of 2024 related to the fair value adjustment of the Company's original investment in VOXX.
During the third quarter of 2025, the Company had an effective tax rate of 16.3%, compared to an effective tax rate of 15.7% during the third quarter of 2024. The quarter-over-quarter change in the effective tax rate was primarily driven by lower tax benefits related to stock-based compensation compared to the third quarter of 2024, as well as a reduced benefit from the Foreign-Derived Intangible Income deduction.
Consolidated net income attributable to Gentex for the third quarter of 2025 was $101.0 million, supported by higher overall sales levels, gross margin expansion, and cost improvements. Net income in the third quarter of 2024 was $122.5 million. The quarter-over-quarter change was primarily due to the one-time gain in the prior period resulting from the fair value adjustment of the Company's original investment in VOXX.
Consolidated earnings per diluted share attributable to Gentex for the third quarter of 2025 were $0.46, compared to earnings per diluted share of $0.53 for the third quarter of 2024, which did not include VOXX. Though VOXX was not consolidated in the third quarter of 2024, earnings per diluted share for that quarter were positively impacted by the one-time gain on the Company's original investment in VOXX.
Revenue By Category
Gentex Automotive
    Gentex Automotive net sales were $558.0 million in the third quarter of 2025, compared to $596.5 million in the third quarter of 2024. The lower quarter-over-quarter automotive sales were largely the result of lower shipments of auto-dimming mirrors into Europe and China in the third quarter of
2025,compared to the third quarter of 2024. However, the lower unit shipments were partially offset by strong growth in advanced feature mirror sales in North America.
Gentex Other
Net sales from Gentex’s Other product lines, which include dimmable aircraft windows, fire protection products, medical devices, and biometrics, were $12.3 million in the third quarter of 2025, compared to $12.0 million in the third quarter of 2024.
VOXX
VOXX net sales contributed $84.9 million during the third quarter of 2025. The Company continues to work through the post-acquisition transition, with a focus on aligning product strategies, optimizing customer relationships, and identifying operational synergies across both businesses.
Share Repurchases
During the third quarter of 2025, the Company repurchased 1.0 million shares of its common stock at an average price of $28.18 per share, for a total of $28.3 million. Year-to-date, the Company has repurchased 9.8 million shares for a total of $230.5 million, at an average price of $23.50 per share. As of September 30, 2025, the Company has approximately 39.6 million shares remaining available for repurchase pursuant to its previously announced share repurchase plan. The Company intends to continue to repurchase additional shares of its common stock in the future in support of the previously disclosed capital allocation strategy, but share repurchases will vary from time to time and will take into account macroeconomic issues, market trends, and other factors that the Company deems appropriate.
Future Estimates
The Company’s light vehicle production forecast for the fourth quarter of 2025 and full years 2025 and 2026 are based on the mid-October 2025 S&P Global Mobility outlook for North America, Europe, Japan/Korea, and China. Global light vehicle production for the fourth quarter of 2025 is expected to decline approximately 4%, versus the fourth quarter of 2024. Full-year 2025 production in the Company's primary markets is expected to be down 1% year-over-year, while production in North America is projected to fall approximately 2% in 2025 compared to 2024. Fourth quarter 2025 and calendar years
2025 and 2026 forecasted vehicle production volumes from S&P Global Mobility are shown below:

Light Vehicle Production (per S&P Global Mobility mid-October light vehicle production forecast)
(in Millions)
Region	Q4 2025	Q4 2024	% Change	Calendar Year 2026	Calendar Year 2025	Calendar Year 2024	2026 vs 2025 % Change	2025 vs 2024 % Change
North America	3.47	3.62	(4)%	14.75	15.14	15.45	(3)%	(2)%
Europe	4.26	4.35	(2)%	16.84	16.87	17.17	—%	(2)%
Japan and Korea	3.06	3.22	(5)%	11.54	12.05	11.98	(4)%	1%
China	9.06	9.52	(5)%	31.71	32.03	30.09	(1)%	6%
Total Light Vehicle Production	19.85	20.71	(4)%	74.84	76.09	74.69	(2)%	2%

Based on the updated light vehicle production forecast and actual results for the first nine months of 2025, reduced demand in the China market stemming from recently implemented counter-tariffs, and the expected incremental sales contribution from the VOXX acquisition, the Company is making certain changes to its full-year 2025 guidance. The updated guidance reflects the anticipated impact of all known tariffs effective as of October 23, 2025.
2025 Annual Guidance (as of October 24, 2025)
(Note: amounts may not total due to rounding)

•Consolidated Revenue: $2.50 – $2.60 billion (previously: $2.44 – $2.61 billion)
◦Gentex primary markets: $2.14 – $2.15 billion (previously $2.10 - $2.20 billion)
◦Gentex China market: $135 – $145 million (previously $100- $125 million)
◦VOXX Revenue estimate: $250 – $275 million (previously $240 - $280 million)

•Gross Margin: 33.5% – 34% (previously 33% - 34%)
◦Gentex (stand-alone): 34.25% – 34.75% (previously 34% - 34.5%)
◦VOXX (stand-alone): 28% – 29% (previously 27% - 29%)

•Operating Expenses (excluding severance): $380 – $390 million (previously $370 - $390 million)
◦Gentex: $305 – $310 million (previously $300-310 million)
◦VOXX: $75 – $80 million (previously $70 - $80 million)

•Tax Rate: 16% – 16.5% (previously 16% - 17%)

•Capital Expenditures: $115 – $125 million (previously $100 - $125 million)

•Depreciation & Amortization: $96 – $99 million (previously $91-98 million)
◦Gentex: $95 – $96 million (previously $90-95 million)
◦VOXX: $1 - $3 million (unchanged)

Closing Remarks
“The third quarter is best summarized as a continuation of the underlying economic environment of the last year and a half. Light vehicle production levels in our primary markets have improved versus previous forecasts, but any progress is in contrast to the declining production levels experienced over the past few years. Additionally, the previous two quarters were impacted by mix weakness in Europe, Japan and Korea, as well as continued headwinds in China due to the ongoing tariff environment.
While core Gentex revenue in the third quarter of 2025 was lower compared to both the second quarter of 2025 and the same quarter last year, our strong business discipline and operational focus enabled us to deliver another meaningful improvement in gross margin. The Company’s focus on business discipline, expense management, and operational improvements has helped improve margins despite incremental tariff headwinds that were not reimbursed during the quarter. As we move into the fourth quarter, our teams will be focused on bringing the same type of improvements to the VOXX organization to ensure the combined organization is structured to support sustainable profitability and create shareholder value,” concluded Downing.

Safe Harbor for Forward-Looking Statements
    This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “guidance,” “hope,” “intend,” "likely", “may,” “opinion,” “optimistic,” “plan,” “poised,” “predict,” “project,” “should,” “strategy,” “target,” “will,” "work to," and variations of such words and similar expressions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described. These risks and uncertainties include, without limitation: changes in general industry or regional market conditions, including the impact of inflation; changes in consumer and customer preferences for our products (such as cameras replacing mirrors and/or autonomous driving);
our ability to be awarded new business; continued uncertainty in pricing negotiations with customers and suppliers; loss of business from increased competition; changes in strategic relationships; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules (including the impact of customer employee strikes); changes in product mix; raw material and other supply shortages; labor shortages, supply chain constraints and disruptions; our dependence on information systems; higher raw material, fuel, energy and other costs; unfavorable fluctuations in currencies or interest rates in the regions in which we operate; costs or difficulties related to the integration and/or ability to maximize the value of any new or acquired technologies and businesses; changes in regulatory conditions; warranty and recall claims and other litigation and customer reactions thereto; possible adverse results of pending or future litigation or infringement claims; changes in tax laws; import and export duty and tariff rates in or with the countries with which we conduct business; negative impact of any governmental investigations and associated litigation, including securities litigation relating to the conduct of our business; and force majeure events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made.
The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the NASDAQ Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s latest Form 10-K and Form 10-Q filed with the SEC, which risks and uncertainties include tariffs and supply chain constraints that have affected, are affecting, and will continue to affect, general economic and industry conditions, customers, suppliers, and the regulatory environment in which the Company operates. Includes content supplied by S&P Global Mobility Light Vehicle Production Forecast of October 15, 2025 (http://www.gentex.com/forecast-disclaimer).
Third Quarter Conference Call
    A conference call related to this news release will be simulcast live on the Internet beginning at 9:30 a.m. ET today, October 24, 2025. Participants who wish to ask questions may register for the call at https://register-conf.media-server.com/register/BI3fa4621a9dcf456484d38655ae33eb6c.
It is recommended that participants join 10 minutes prior to the event start, although they may register ahead of the call and dial in at any time during the call. Participants may listen to the call via audio streaming https://edge.media-server.com/mmc/p/72bgutxv. A webcast replay will be available approximately 24 hours after the conclusion of the call at http://ir.gentex.com/events-and-presentations/upcoming-past-events.
About the Company
    Founded in 1974, Gentex Corporation (The NASDAQ Global Select Market: GNTX) is a leading supplier of digital vision, connected car, dimmable glass, fire protection technologies, medical devices, and consumer electronics. Visit the Company’s web site at www.gentex.com.
Contact Information:
Gentex Investor & Media Contact
Josh O'Berski
616.931.3505

Exhibit 99.1

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	% Change	2025	2024	% Change
North American Interior Mirrors	2,285	2,291	—%	6,755	6,899	(2)%
North American Exterior Mirrors	1,545	1,532	1%	4,440	4,858	(9)%
Total North American Mirror Units	3,830	3,823	—%	11,195	11,757	(5)%
International Interior Mirrors	4,896	5,569	(12)%	15,349	16,313	(6)%
International Exterior Mirrors	2,520	2,830	(11)%	7,820	8,808	(11)%
Total International Mirror Units	7,416	8,399	(12)%	23,169	25,120	(8)%
Total Interior Mirrors	7,181	7,860	(9)%	22,104	23,211	(5)%
Total Exterior Mirrors	4,065	4,362	(7)%	12,260	13,665	(10)%
Total Auto-Dimming Mirror Units	11,246	12,221	(8)%	34,364	36,877	(7)%

Note: Percent change and amounts may not total due to rounding.

Exhibit 99.1

			GENTEX CORPORATION AND SUBSIDIARIES
			CONDENSED CONSOLIDATED STATEMENTS OF INCOME
			(Unaudited)
			Three Months Ended September 30, 2025 and 2024
	Supplemental Information		Consolidated
	Gentex	VOXX	2025	2024
Net Sales	$570,315,994	$84,920,061	$655,236,055	$608,525,777

Cost of Goods Sold	371,401,261	58,668,057	430,069,318	404,462,142
Gross Profit	198,914,733	26,252,004	225,166,737	204,063,635

Engineering, Research & Development	46,706,956	5,927,751	52,634,707	48,225,968
Selling, General & Administrative	31,942,830	17,744,072	49,686,902	30,109,515
Severance Expense	518,190	—	518,190	—
Operating Expenses	79,167,976	23,671,823	102,839,799	78,335,483

Income from Operations	119,746,757	2,580,181	122,326,938	125,728,152

Other (Loss)/Income	(4,102,048)	2,345,818	(1,756,230)	19,727,198
Income before Income Taxes	115,644,709	4,925,999	120,570,708	145,455,350

Income Tax Provision	18,410,372	1,273,632	19,684,004	22,906,309

Net Income	97,234,337	3,652,367	$100,886,704	$122,549,041
Less: Net loss attributable to non-controlling interest	—	(81,206)	(81,206)	—
Net Income Attributable to Gentex Corporation	$97,234,337	$3,733,573	$100,967,910	$122,549,041

Earnings Per Share Attributable to Gentex Corporation(1)
Basic	$0.44	$0.02	$0.46	$0.54
Diluted	$0.44	$0.02	$0.46	$0.53

Cash Dividends Declared per Share			$0.120	$0.120

(1) Earnings Per Share has been adjusted to exclude the portion of net income allocated to participating securities as a result of share-based payment awards.

Exhibit 99.1

			GENTEX CORPORATION AND SUBSIDIARIES
			CONDENSED CONSOLIDATED STATEMENTS OF INCOME
			(Unaudited)
			Nine Months Ended September 30, 2025 and 2024
	Supplemental Information
	Gentex	VOXX	2025	2024
Net Sales	$1,726,113,742	163,753,613	$1,889,867,355	$1,771,676,766

Cost of Goods Sold	1,130,986,075	116,690,053	1,247,676,128	1,176,812,215
Gross Profit	595,127,667	47,063,560	642,191,227	594,864,551

Engineering, Research & Development	138,075,347	11,955,001	150,030,348	134,411,948
Selling, General & Administrative	90,953,333	37,181,929	128,135,262	90,494,117
Severance Expense	9,604,204	587,234	10,191,438	—
Operating Expenses	238,632,884	49,724,164	288,357,048	224,906,065

Income (Loss) from Operations	356,494,783	(2,660,604)	353,834,179	369,958,486

Other (Loss)/Income	(6,602,795)	2,437,045	(4,165,750)	4,475,771
Income (Loss) Before Income Taxes	349,891,988	(223,559)	349,668,429	374,434,257

Income Tax Provision	57,700,975	556,255	58,257,230	57,614,063

Net Income (Loss)	292,191,013	(779,814)	$291,411,199	$316,820,194
Less: Net loss attributable to non-controlling interest	—	(470,340)	(470,340)	—
Net Income (Loss) Attributable to Gentex Corporation	$292,191,013	$(309,474)	$291,881,539	$316,820,194

Earnings Per Share Attributable to Gentex Corporation(1)
Basic	$1.31	$—	$1.31	$1.38
Diluted	$1.31	$—	$1.31	$1.38

Cash Dividends Declared per Share			$0.360	$0.360

(1) Earnings Per Share has been adjusted to exclude the portion of net income allocated to participating securities as a result of share-based payment awards.

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2025	December 31, 2024
	(Unaudited)	(Note)
ASSETS
Cash and Cash Equivalents	$178,589,422	$233,318,766
Short-Term Investments	4,815,376	22,304,829
Accounts Receivable, net	384,673,839	295,344,353
Inventories	499,243,613	436,497,445
Other Current Assets	101,151,652	49,862,777
Total Current Assets	1,168,473,902	1,037,328,170

Plant and Equipment - Net	799,496,473	728,481,467

Goodwill	356,913,957	340,668,927
Long-Term Investments	247,357,706	339,604,044
Intangible Assets, net	191,437,576	195,157,160
Deferred Tax Asset	92,660,519	53,154,832
Patents and Other Assets, net	82,414,519	66,426,375
Total Other Assets	970,784,277	995,011,338

Total Assets	$2,938,754,652	$2,760,820,975

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$394,456,229	$252,692,676
Other Non-current Liabilities	45,097,267	36,028,644
Deferred Income Taxes	1,666,672	—
Redeemable Non-controlling Interest	2,319,658	—
Shareholders' Investment	2,495,214,826	2,472,099,655
Total Liabilities & Shareholders' Investment	$2,938,754,652	$2,760,820,975

Note: The condensed consolidated balance sheet at December 31, 2024 has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.